Exhibit 10.1

Lampe, Conway & Co., LLC

LC Capital Master Fund, Ltd.

680 Fifth Avenue, Suite 1202

New York, NY 10019

July 31, 2007

DAYSTAR TECHNOLOGIES, INC.

13 Corporate Drive

Halfmoon, NY 12065

Attn: Stephan DeLuca, Chief Executive Officer

Re:	Extension with Respect to Consummation of the Transaction.

Ladies and Gentlemen:

Reference is hereby made to that certain Loan Agreement, dated as of June 15, 2007 (as amended and modified from time to time, the “Loan Agreement”), by and among the DayStar Technologies, Inc. (the “Company”), LC Capital Master Fund, Ltd. (together with its successor and assigns, the “Holders”) and Lampe, Conway & Co., LLC, as the agent and collateral agent for the Holders (in such capacities, together with its successors and assigns, the “Agent”). Initially capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Loan Agreement.

The Company has requested that the Holders extend the deadline for consummating the Transaction under Section 6.2 of the Loan Agreement (such deadline, the “Transaction Deadline”) from July 31, 2007 to September 14, 2007 (such later date, the “Extension Date”). The Agent and the Holders party hereto (who represent the Majority Holders) hereby agree to extend the Transaction Deadline to the Extension Date; provided that, notwithstanding the provisions of Section 6.1 of the Loan Agreement, failure to consummate the Transaction (or a similar equity financing) on or before the Extension Date, whereby the Company shall have raised Transaction Proceeds of not less than $25,000,000, shall immediately (without any cure period) constitute an Event of Default under the Loan Agreement. The Holders party hereto (who represent the Majority Holders) expressly agree that the failure of the Company to consummate the Transaction by July 31, 2007 shall not be deemed a default or an Event of Default under Section 6.1 of the Agreement.

The extension of the Transaction Deadline granted herein is limited to the specifics hereof, shall not apply with respect to any default or Event of Default, or any other facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Agreement, shall not be a practical construction, course of conduct or course of performance under the Loan Agreement, and, except as expressly set forth herein, shall not operate as a waiver or an amendment of any right, power, or remedy of Agent, nor as a consent to or waiver of any further or other matter, under the Loan Documents. The Company hereby acknowledges and reaffirms (i) all of their obligations and duties under the Loan Documents, and (ii) that the Agent, for the ratable benefit of the Holders, has and shall continue to have valid, secured, Liens in the Collateral.

This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this letter by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this letter.

This letter shall be governed by the laws of the state of New York applicable to contracts made and to be performed in the state of New York.

Very truly yours,

LAMPE, CONWAY & CO., LLC,

as Agent

By:  /s/ Richard F. Conway

Name: Richard F. Conway

Title:

LC CAPITAL MASTER FUND, LTD,

as a Holder

By:  /s/ Richard F. Conway

Name: Richard F. Conway

Title:

ACKNOWLEDGED AND ACCEPTED:

DAYSTAR TECHNOLOGIES, INC.,

as the Company

By:     /s/ Stephen DeLuca

Name: Stephen DeLuca

Title: Chief Executive Officer